Exhibit 99.1

YesDTC CEO Purchases an Additional 7.1 Million Shares

SAN FRANCISCO, Jan. 11, 2011 (GLOBE NEWSWIRE) -- YesDTC Holdings, Inc. (OTCBB:YESD - News), a direct-to-consumer marketer and global distributor of consumer goods and products, announced today the Company's CEO, Joseph A. Noel, has increased his stake in YesDTC Holdings by purchasing approximately 7.1 million additional shares.

Mr. Noel commented, "I believe it is a great time to invest in YesDTC and I view our shares as being a significant value. All of us at the Company are very optimistic about our future as we begin to grow our revenues and roll out additional direct response television initiatives. Our flagship program, WordSmart, has already begun to operate on a profitable basis and both the MediPendant and Simply Music programs are scheduled for additional air times this month. We have also now scheduled February 15th for launch of our PureSleep infomercial in Hong Kong and Southern China. It is clearly an exciting time for us and our investors as we move these and other initiatives forward."

The WordSmart vocabulary and knowledge building long form direct response television program is hosted by Mr. Alex Trebek, the host of the popular television quiz show "Jeopardy!" representing the number two prime time television series currently in syndication averaging nine million viewers a day. YesDTC recently acquired the ongoing direct response television and radio marketing rights to the WordSmart product.

WordSmart recently joined YesDTC's growing product portfolio, which also includes SimplyMusic(TM), the playing-based music education system; MediPendant(TM), the only speak and listen through the pendant medical alarm system; and PureSleep(R) The Stop Snoring Solution. The Company's infomercials for SimplyMusic, MediPendant, PureSleep and WordSmart can be seen at the following links, respectively, www.trysimplymusic.com, www.medipendant.com, www.puresleep.com and http://www.vimeo.com/16363930.

About YesDTC Holdings, Inc.

YesDTC Holdings, Inc. is a direct-to-consumer marketing company specializing in direct response television (DRTV), internet and retail marketing programs. The Company brings a unique set of skills to this market space. YesDTC combines both the creative talents and financial acumen needed to create a total package for direct-to-consumer marketing programs. Importantly, the Company also maintains a strategic partnership with Schulberg Media Works (SMW), a pioneering media production firm in the direct-to-consumer space with a highly acclaimed list of successful client campaigns and product infomercials. SMW's track record is impressive, with nearly $1.0 billion in revenues generated and a high profile list of industry awards and recognitions. Specifically, SMW campaigns include Tempur-Pedic, Guthy-Renker, Sony, 24-Hour Fitness, Rhino Records, HarperCollins and PureSleep, among many others. More information on YesDTC Holding can be found at www.yesdtc.com and additional information on Schulberg Media Works can be found at www.smw.tv.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. You should not place undue reliance on these forward-looking statements. Information concerning factors that could cause our actual results to differ materially from these forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact:

YesDTC Holdings, Inc.
Christian Kirsebom
(925) 247-6666